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                                  EXHIBIT 23.1


                          Independent Auditors' Consent

The Administrator
Consumer Portfolio Services, Inc. 401(k) Plan

We consent to the incorporation by reference in the Registration Statement on Form S-8 (file no. 333-58199) of Consumer Portfolio Services, Inc. of our report dated June 15, 2001, relating to the statements of net assets available for plan benefits and the statements of changes in net assets available for plan benefits of the Consumer Portfolio Services, Inc. 401(k) Plan as of and for the years ended December 31, 2000 and 1999 and the related schedule, which report appears in the December 31, 2000 annual report on Form 11-K of the Consumer Portfolio Services, Inc. 401(k) Plan.

/s/  KPMG LLP

Orange County, California
June 28, 2001